Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-45533, No. 333-39289, No. 333-141261, No. 333-100631, No. 333-63176, No. 333-80835, No. 333-72961, No. 333-12983, No. 333-06873, No. 33-97680, No. 33-84974 and No. 333-135503; Forms S-8 No. 333-06869, No. 333-107244, No. 333-83403, No. 333-102609, No. 333-66257 and No. 333-88237; and Forms S-4 No. 333-44576 and No. 333-35873) of Equity Residential and in the related Prospectuses of our report dated February 21, 2007 (except for Notes 12, 13 and 20, for which the date is May 22, 2007), with respect to the consolidated financial statements and schedule of Equity Residential, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Ernst & Young LLP
Chicago, Illinois
May 22, 2007

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